Exhibit 99.1

Press release, dated August 1, 2007.

QUANTUM CORPORATION REPORTS FISCAL FIRST QUARTER RESULTS

Achieves Highest Gross Margin Rate in Three Years

SAN JOSE, Calif., August 1, 2007 – Quantum Corp. (NYSE:QTM), the leading global specialist in backup, recovery and archive, today announced that revenue for its fiscal first quarter (FQ1’08), ended June 30, 2007, was $246 million. This represented a 32 percent increase over the same quarter last year (FQ1’07), largely resulting from Quantum’s acquisition of Advanced Digital Information Corp. (ADIC) in August 2006.

The company reported a GAAP net loss of $23 million for FQ1’08, or 11 cents per share, compared to a 2-cent loss in FQ1’07. The $23 million net loss in FQ1’08 and year-over-year earnings per share decline reflected a number of major expense items totaling $28 million, much of which was also driven by the ADIC acquisition: $13 million in amortization of intangibles, $12 million in restructuring and other transition expenses related to the acquisition, and $3 million in stock-based compensation charges. The net impact of these items reduced earnings per share on a diluted basis by approximately 14 cents.

One of the highlights of the June quarter was Quantum’s gross margin results. The company’s GAAP gross margin rate was 31.8 percent, a significant increase over the 27.9 percent rate in the same quarter last year and its best performance in three years. Operating expenses were $92 million, up from $55 million in FQ1’07 primarily as a result of the ADIC acquisition.

“It has been just under a year since we completed the ADIC acquisition, and we are very pleased with what we have been able to achieve as a combined company in this relatively short time,” said Rick Belluzzo, chairman and CEO of Quantum. “As in previous years, the June quarter was challenging from a revenue standpoint, but our operating income as a percentage of revenue over the last three quarters has been the best we’ve achieved in more than five years, when amortization, stock-based compensation and acquisition-related expenses are excluded. In addition, we’ve completed the vast majority of the integration and strategic actions that will now allow us to focus on growing the business by taking advantage of our expanded opportunities.”

Quantum’s product revenue, which includes sales of the company’s hardware and software products and services, totaled $222 million in FQ1’08. This represented a net increase of $63 million over FQ1’07, with greater revenue contributions from tape automation, disk systems and software, and services offsetting a decline in royalties and device revenues. Quantum continued to increase the percentage of its product revenue coming from branded sales, which rose to 58 percent in the June quarter.

The components of product revenue were as follows:

•	Tape automation systems revenue totaled $108 million in FQ1’08, an increase of $54 million over the comparable quarter last year.

•	Disk systems and software revenue was $9 million, up $7 million from FQ1’07.

•	Revenue from devices and non-royalty media sales totaled $64 million in the June quarter, down $21 million from the same quarter last year, mostly due to lower sales of non-LTO tape drives.

•

Revenue in the “services and other” category – which includes hardware service contracts as well as repair, installation and professional services – was $40 million in FQ1’08, an increase of $22 million over FQ1’07.

Quantum had $24 million in royalty revenue for FQ1’08, down approximately $3.5 million from the same quarter last year.

Disk Systems and Software Momentum

In announcing its June quarter results, Quantum also highlighted the momentum in its disk systems and software business. The company began shipping its DXi3500 and DXi5500 disk backup appliances with data de-duplication and remote replication capabilities less than six months ago, and in the last two months alone has sold nearly twice as many units as it did in the previous four months. These DXi-Series products have attracted a broad range of customers around the world – from smaller organizations to leading brand name companies to major governmental agencies – with representation across a wide array of industries, including telecommunications, financial services, health care, education, technology, and consumer products.

Quantum also pointed to several competitive advantages that position it to capitalize on the opportunities in disk-based data protection moving forward. Along with Quantum’s global scale and strong sales and service infrastructure, these advantages include a large installed base of tape automation customers it can help in transitioning to disk backup and an industry-leading tape library portfolio the company can leverage in bundled disk-tape offerings. Quantum is already seeing the benefits of this combination, as roughly 20 percent to 25 percent of customers that purchase a DXi-Series unit also buy tape at the same time.

In addition to building momentum in its disk-based backup business over the last several months, Quantum has strengthened its StorNext data management software portfolio. In April, the company introduced StorNext 3.0, which extends high performance, resilient data sharing to local area network clients and offers data de-duplication for archiving. Quantum has also enhanced its StorNext market position with HP as a global reseller and continued to gain new enterprise customers such as Microsoft, Fox News and the U.S. Bureau of Land Management.

Conference Call and Audio Webcast Notification

Quantum will hold a conference call today, August 1, 2007, at 2:00 p.m. PDT, to discuss its fiscal first quarter results. Press and industry analysts are invited to attend in listen-only mode. Dial-in number: (303) 262-2005 (U.S. & International). Quantum will provide a live audio webcast of the conference call beginning today, August 1, 2007, at 2 p.m. PDT. Site for the webcast and related information: http://www.quantum.com/investors.

About Quantum

Quantum Corp. (NYSE:QTM) is the leading global storage company specializing in backup, recovery and archive. Combining focused expertise, customer-driven innovation, and platform independence, Quantum provides a comprehensive, integrated range of disk, tape, and software solutions supported by a world-class sales and service organization. As a long-standing and trusted partner, the company works closely with a broad network of resellers, OEMs and other suppliers to meet customers’ evolving data protection needs. Quantum Corp., 1650 Technology Drive, Suite 700, San Jose, CA 95110, (408) 944-4000, www.quantum.com.

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Quantum and the Quantum logo are trademarks of Quantum Corporation registered in the United States and other countries. DXi and StorNext are trademarks of Quantum Corporation. All other trademarks are the property of their respective owners.

“Safe Harbor” Statement under the U.S. Private Securities Litigation Reform Act of 1995: This press release contains “forward-looking” statements within the meaning of the Private Securities Litigation Reform Act of 1995. Specifically, without limitation, statements relating to: (1) growing the business by taking advantage of our expanded opportunities; (2) momentum we are seeing in our disk systems and software business; and (3) competitive advantages that will enable Quantum to capitalize on opportunities in disk-based backup moving forward, are forward-looking statements within the meaning of the Safe Harbor. These statements are based on management’s current expectations and are subject to certain risks and uncertainties. As a result, actual results may differ materially from the forward-looking statements contained herein. Factors that could cause actual results to differ materially from those described herein include, but are not limited to: (a) the failure to compete successfully in the highly competitive and rapidly changing marketplace for backup, recovery, archive and other storage products and services; (b) difficulties in retaining key employees; (c) our ability to successfully execute to our product roadmaps and timely ship our products; (d) the risk that lower volumes and continuing price and cost pressures could lead to lower gross margin rate; (e) media royalties from media manufacturers coming in at lower levels than expected; (f) operational risks associated with the changes being made to our manufacturing infrastructure; (g) acceptance of, or demand for, our products being lower than anticipated; and (h) challenges in successfully integrating ADIC, its products and its employees into Quantum. More detailed information about these risk factors, and additional risk factors, are set forth in Quantum’s periodic filings with the Securities and Exchange Commission, including, but not limited to, those risks and uncertainties listed in the section entitled “ Risk Factors,” on pages 12 to 21 in Quantum’s Annual Report on Form 10-K for fiscal year 2007, filed with the Securities and Exchange Commission on June 13, 2007. In particular, you should review the risk factors on pages 12 through 14 of our Form 10-K under the headings “A large percentage of our sales come from a few customers, and these customers have no minimum or long-term purchase commitments. The loss of, or a significant reduction in demand from, one or more key customers could materially and adversely affect our business, financial condition, and operating results”, “ From time to time we make acquisitions, such as the recent acquisition of ADIC. The failure to successfully integrate recent or future acquisitions could harm our business, financial condition, and operating results “, “In connection with the acquisition of ADIC, we drew on our $500 million credit facility with Key Bank, substantially increasing our debt service obligations and constraining our ability to operate our business. If we are unable to generate sufficient cash flow from operations to meet these debt obligations, our business financial condition and operating results will be materially and adversely affected”, “Our credit agreement contains various covenants that limit our discretion in the operation of our business, which could have an adverse effect on our business, financial condition, and results of operations”, “We derive almost all of our revenue from products incorporating tape technology. If competition from alternative storage technologies continues or increases, our business, financial condition, and operating results would be materially and adversely harmed” and “Competition has increased, and may increasingly intensify, in the tape drive and tape automation markets as a result of competitors introducing products based on new technology standards, which could materially and adversely affect our business, financial condition, and results of operations.” Quantum expressly disclaims any obligation to update or alter its forward-looking statements, whether as a result of new information, future events or otherwise.

QUANTUM CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per-share amounts)

	Three Months Ended
	June 30, 2007	June 30, 2006
	(Unaudited)	(Unaudited)
Product revenue	$221,735	$159,044
Royalty revenue	24,033	27,551

Total revenue	245,768	186,595
Cost of product revenue	167,474	134,570
Restructuring charges related to cost of revenue	237	—

Total cost of revenue	167,711	134,570

Gross margin	78,057	52,025
Operating expenses:
Research and development	26,358	22,328
Sales and marketing	35,356	20,118
General and administrative	21,517	12,858
Restructuring charges	9,114	83

	92,345	55,387

Loss from operations	(14,288)	(3,362)
Interest income and other, net	4,357	1,963
Interest expense	(13,634)	(2,162)

Loss before income taxes	(23,565)	(3,561)
Income tax provision (benefit)	(980)	15

Net loss	$(22,585)	$(3,576)

Basic and diluted net loss per share	$(0.11)	$(0.02)
Basic and diluted weighted average common and common equivalent shares	198,289	188,198

Included in the above Statements of Operations:

Accelerated depreciation on legacy IT system	$2,179	$—

Retention expense
Cost of revenue	166	—
Research and development	—	—
Sales and marketing	—	—
General and administrative	—	—

	166	—
Amortization of intangibles
Cost of revenue	8,509	4,131
Research and development	205	195
Sales and marketing	4,223	1,065
General and administrative	25	146

	12,962	5,537
Share-based compensation
Cost of revenue	366	251
Research and development	859	477
Sales and marketing	583	340
General and administrative	1,042	710

	2,850	1,778

QUANTUM CORPORATION

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands)

	June 30 2007	March 31 2007
	(Unaudited)	*
Assets
Current assets:
Cash and cash equivalents	$79,937	$60,581
Marketable securities	10,000	35,000
Accounts receivable, net of allowance for doubtful accounts of $6,754 and $6,431, respectively	175,232	149,435
Inventories	76,316	91,153
Deferred income taxes	14,679	17,137
Assets held for sale, net	8,194	—
Other current assets	38,312	33,155

Total current assets	402,670	386,461
Long-term assets:
Property and equipment, less accumulated depreciation	39,359	50,241
Service parts for maintenance, less accumulated amortization	79,503	82,361
Purchased technology, less accumulated amortization	97,810	106,524
Other intangible assets, less accumulated amortization	87,829	92,077
Goodwill	389,530	390,032
Other long-term assets	13,706	18,133

Total long-term assets	707,737	739,368

	$1,110,407	$1,125,829

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$77,146	$92,292
Accrued warranty	26,807	30,669
Deferred revenue, current	57,241	57,617
Current portion of long-term debt	25,000	25,000
Accrued restructuring charges	14,763	13,289
Other accrued liabilities	94,060	110,583

Total current liabilities	295,017	329,450

Long-term liabilities:
Deferred revenue, long-term	27,551	27,634
Deferred income taxes	14,310	16,751
Long-term debt	361,250	337,500
Convertible subordinated debt	160,000	160,000
Other long-term liabilities	13,875	53

Total long-term liabilities	576,986	541,938

Stockholders’ equity	238,404	254,441

	$1,110,407	$1,125,829

*	Derived from the March 31, 2007 audited Consolidated Financial Statements

QUANTUM CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands)

	Three Months Ended
	June 30, 2007	June 30, 2006
	(Unaudited)	(Unaudited)
Cash flows from operating activities:
Net loss	$(22,585)	$(3,576)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation	9,667	4,569
Amortization	17,575	5,796
Realized gain on sale of securities	(2,122)	—
Gain on Ireland facility closure	—	(476)
Deferred income taxes	17	(37)
Share-based compensation	2,850	1,778
Fixed assets written off in restructuring	360	—
Changes in assets and liabilities, net of effects from acquisition and assets held for sale:
Accounts receivable	(25,797)	(4,938)
Inventories	7,919	1,312
Service parts for maintenance	(1,058)	(6,212)
Accounts payable	(6,839)	2,038
Accrued warranty	(3,862)	(2,180)
Deferred revenue	(459)	(256)
Accrued restructuring charges	1,976	(7,103)
Other assets and liabilities	1,165	(2,958)

Net cash used in operating activities	(21,193)	(12,243)

Cash flows from investing activities:
Purchases of marketable securities	(65,000)	(287,473)
Proceeds from sale of marketable securities	90,000	246,275
Purchases of property and equipment	(4,746)	(5,169)
Proceeds from sale of Ireland facility	—	6,000

Net cash provided by (used in) investing activities	20,254	(40,367)

Cash flows from financing activities:
Borrowings of long-term debt	50,000	—
Repayments of long-term debt	(26,250)	—
Proceeds from issuance of common stock, net	2,678	297

Net cash provided by financing activities	26,428	297

Net increase (decrease) in cash and cash equivalents	25,489	(52,313)
Cash and cash equivalents at beginning of period	60,581	123,298

Cash and cash equivalents at end of period	$86,070	$70,985

Reconciliation of cash and cash equivalents at end of period:
Cash and cash equivalents included in assets held for sale	$6,133	$—
Cash and cash equivalents	79,937	70,985

Cash and cash equivalents at end of period	$86,070	$70,985